Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated October 28, 2016 and November 16, 2015, with respect to the consolidated financial statements of Benitec Biopharma Limited contained in this post-effective amendment No.2 to the Registration Statement and Prospectus.

We also consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

GRANT THORNTON AUDIT PTY LTD

Chartered Accountants

Sydney, November 15, 2016